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                                  EXHIBIT 10.1


           LICENSE AGREEMENT, DATED APRIL 29, 1997, BETWEEN INTEGRATED
                   PRODUCE SYSTEMS, INC., AND FARMINGTON FRESH
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                                LICENSE AGREEMENT



         THIS LICENSE AGREEMENT ("Agreement") is made and entered into as of April 29, 1997 (the "Effective Date") by and between Integrated Produce Systems, Inc., a Pennsylvania corporation ("IPS"), having its principal office at 2 International Plaza, Suite 245, Philadelphia, Pennsylvania 19113, and Farmington Fresh, a California corporation ("FF"), having its principal place of business at 7735 South State Route 99, West Frontage Road, Stockton, California 95215.


                                R E C I T A L S:


         A. IPS is the owner of certain "Patent Rights" and "Technical Information" (as later defined herein) relating to fresh cut produce processing. The Patent Rights and "Technical Information" specifically include technologies and knowledge that facilitate the maintenance of the integrity of fresh cut Fuji apples, which inhibit the enzymatic browning and subsequent degradation of such apples. However, the Patent Rights and Technical Information do not include the design of machinery and processing plants which apply the Patent Rights and Technical Information to Fuji apples.

         B. FF has represented to IPS, in order to induce IPS to enter into this Agreement, that FF is experienced in the handling, packing, shipping, marketing and sale of apples, including Fuji apples in the central region of California, and that FF will commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization will result therefrom. Such commitment will include the design, development, and construction of machinery and one processing plant in cooperation with IPS for the application of the Patent Rights and Technical Information to Fuji apples.

         C. IPS desires to have the Patent Rights and Technical Information utilized and is willing to grant a license thereunder. FF desires to obtain a license under the Patent Rights and Technical Information upon the terms and conditions hereinafter set forth.
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         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For the purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1 "Affiliate" means, with respect to each party to this Agreement, any natural person, corporation, proprietorship, firm, partnership, limited liability company or other business entity (each being a "Business Entity") controlling, controlled by or under common control with such party; and "control" shall mean (i) the direct or indirect ownership of more than fifty percent (50%) of the voting stock, capital or equity, or more than a fifty percent (50%) interest in the income or profits of such Business Entity or (ii) the ability to direct the management or control the policy decisions of such Business Entity.

         1.2 "Bankruptcy Event" means that the Business Entity in question becomes insolvent or voluntary or involuntary proceedings by or against such Business Entity are instituted in bankruptcy or under such insolvency law, or a receiver or custodian is appointed for such Business Entity, or proceedings are instituted by or against such Business Entity for reorganization or the dissolution of such Business Entity, which proceedings, if voluntary, shall not have been dismissed within 60 days of the date of filing, or such Business Entity makes an assignment for the benefit of creditors, or substantially all of the assets of such Business Entity are seized or attached and not released within 60 days thereafter.

         1.3 "Field of Use" means Fuji apples or parts thereof and their handling, processing, marketing and sale.

         1.4 "IPS Know-How" means certain confidential and proprietary knowledge relating to the development, manufacture, processing and marketing of fresh-cut apples.

         1.5 "IPS Processing Aids" means "Apple Fresh TM" and other products produced by IPS that help maintain the integrity of fresh-cut apple products.

         1.6 "Joint Patents" means (i) patents and patent applications; (ii) together with any and all patents issuing upon

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such applications; (iii) all continuations, continuations-in-part, additions, divisions, renewals, extensions or examinations and reissues of any of the foregoing, claiming inventions in the Field of Use and any United States or foreign patents granted upon such applications, which are based upon inventions and improvements discovered or made by inventors of FF, jointly with inventors of IPS, within the Field of Use, during the term of this Agreement.

         1.7 "Licensed Product" shall mean any apple or part thereof which:

                  (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Product is made, used or sold;

                  (b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold; or

                  (c)      is treated or processed according to IPS Know-How.

         1.8 "Licensed Process" shall mean any process which is covered in whole or in part by a valid claim or a pending claim contained in the Patent Rights or is IPS Know-How.


         1.9 "Net Sales" means, with respect to sales of Licensed Products, the amount of gross sales of the Licensed Products by FF, its Affiliates, or assigns, to Third Parties, net of: (1) ordinary and customary quantity, cash, trade and promotional discounts actually taken for wholesale sales; (2) separately invoiced sales, excise and other taxes and duties paid or allowed by the selling party and any other similar governmental charges imposed upon the production, importation, use or sale of Licensed Products; (3) actual freight, shipping and insurance charges billed to customers and so identified on invoices to customers; (4) allowances and credits actually given to customers for rejected goods; and (5) uncollectible accounts. Sales between or among FF and its Affiliates shall be excluded from the computation of Net Sales except where such Affiliates are end users, but Net Sales shall include the subsequent final sales to Third Parties by such Affiliates.

         1.10 "Patent Rights" shall mean all of the following IPS intellectual property:

                  (a) the United States and foreign patents and/or patent applications listed in Exhibit A;

                  (b)      United States and foreign patents issued from the

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                           applications listed in Exhibit A and from divisionals
                           and continuations, continuations-in-part, reissues, re-examinations and extensions of these applications;

                  (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Exhibit A;

                  (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a),
                           (b), or (c) above; and

                  (e)      any reissues of United States patents described in
                           (a), (b), (c), or (d) above.

         1.11 "Technical Information" means all existing unpatented proprietary and confidential information, data and know-how (including IPS Know-How) in the Field of Use, discovered, invented, revealed, obtained, used or reduced to practice by IPS, prior to the date hereof and currently possessed by IPS, in connection with the development, manufacture, processing, marketing, use, sale and commercialization of fresh-cut Fuji apple products, including but not limited to: the IPS Processing Aids; research data and methods; design data and information (including machinery designs and IPS Processing Aids formulations and any specifications on production protocols for Licensed Products approved by
FF); engineering and test data; product and component specifications; bills of materials; drawings, parts and component lists; production and shipping techniques; methods of product handling; methods of line manufacture; quality control data and methods and any similar or related information; and data and know-how; with respect to which IPS has the right to disclose to Third Parties and as to which IPS has the right to grant licenses. "Technical Information" excludes any of the foregoing that are included in a Valid Claim of the Patent Rights or of the Joint Patents. "Technical Information" also excludes any specifications or directions for the production of any IPS Processing Aid.


         1.12 "Territory" means that portion of the State of California, defined as an area demarcated by horizontal lines from the Pacific Ocean through Merced to the South and Chico to the North, to the Nevada border.


         1.13 "Third Party(ies)" means any person or entity other than IPS, FF or their respective Affiliates.

         1.14 "Valid Claim" means a claim of an unexpired Licensed Patent or Joint Patent or Patent Right that has not been withdrawn, canceled or disclaimed or held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction in an unappealed or unappealable decision, or a claim of a patent application.

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                                   ARTICLE II

                                GRANT OF LICENSE

         2.1 IPS hereby grants to FF the right and personal license (the "License") to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes (in the Territory for the Field of Use) during the term of this Agreement unless sooner terminated according to the terms hereof.

         2.2 In order to establish a period of exclusivity for FF, IPS hereby agrees that it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes (in the Territory for the Field of Use) during the period of time (the "Initial Term") commencing with the Effective Date of this Agreement and terminating with the first to occur of:

                  (a) the expiration of three (3) years after the first commercial sale of a Licensed Product or first commercial use of a Licensed Process; or

                  (b) the expiration of four (4) years after the Effective Date of this Agreement.

         2.3 After the expiration of the exclusive license under Section 2.2(a), above (but not 2.2(b), the parties may, by mutual consent not to be unreasonably withheld by either party, extend the period of the exclusive license for another three (3) years (the "Extension Term"). The parties shall evidence their consent to the Extension Term in writing not later than sixty (60) days before the end of the Initial Term.

         2.4 The license granted hereunder shall not be construed to confer any rights upon FF by implication, estoppel or otherwise as to any technology not specifically set forth in Exhibit A hereof.

         2.5 The License shall be exclusive in the Territory. Outside the Territory, IPS shall have, and hereby retains, the right to use, sublicense and assign the Licensed Rights, including the Licensed Patents, to make, have made, use, sell, have sold, market, distribute and/or commercialize products or processes that are not used or to be used within the Field of Use. In addition, notwithstanding any implication to the contrary in this Agreement, IPS shall have the right outside the

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Territory to conduct research and development activities inside and outside the
Field of Use for its own benefit or that of a Third Party. Within the Territory, IPS shall only have the right to conduct research and development activities on Fuji and Gala apples at academic institutions.

         2.6 The License granted by IPS to FF in this Article II does not include any right to manufacture any IPS Processing Aids or any right to use any trademark of IPS or any of its Affiliates and no other license, either express or implied, is granted by IPS to FF hereunder with respect to the Licensed Products, the Licensed Patents or the Technical Information except as specifically stated in this Article II. The License granted hereunder is granted only in the Territory and for the term and upon the conditions and subject to certain rights of termination as set forth in this Agreement.

         2.7 FF shall not have the right to sublicense the License granted hereunder. The License is absolutely non-assignable and non-transferable by FF, whether by purchase, operation of law or otherwise, including to any business successor or Affiliate of FF, except with the prior written consent of IPS, which consent shall not be unreasonably withheld.


                                   ARTICLE III

                                  DUE DILIGENCE

         3.1 FF shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights.

         3.2 In addition, FF shall adhere to the following milestones:

                  (a) FF shall deliver to IPS on or within 180 days of the date first written above a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and Licensed Processes and shall provide similar reports to IPS on an annual basis on or before the ninetieth (90th) day following the close of FF's fiscal year.

                  (b) FF shall develop a working model on or before August 1, 1997 and permit an in-plant inspection by IPS on or before July 1, 1997, and thereafter permit in-plant inspections by IPS at regular intervals with at least six (6) months between each such inspection.

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         3.3 FF's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for IPS to terminate this Agreement pursuant to Paragraph
13.3 hereof.

         3.4 The parties shall cooperate and collaborate with each other and shall use their best efforts to develop, produce, process, promote, sell and commercialize Licensed Products as soon as practicable, consistent with sound and reasonable business practices.


                                   ARTICLE IV

                              IPS TECHNICAL SUPPORT

         4.1 IPS shall produce and sell to FF, and FF shall purchase from IPS, the IPS Processing Aids pursuant to the following terms and conditions:


                  (a) The initial price shall be $30.00 per pound. However, IPS may increase such price immediately and fully to account for any increases in the published prices of the raw materials included in any IPS Processing Aids, in the amount that such increases in the price of any raw material contribute to the price of the IPS Processing Aids, upon delivery to FF of copies of relevant publications showing such increases, such as the Chemical Marketing Reporter, or as otherwise evidenced in writing from IPS's sources of raw materials. If the published prices reflect any decreases, IPS may decrease prices for its IPS Processing Aids in a method comparable to that described above for any increases. It is acknowledged and agreed by IPS and FF that it is unlikely that IPS would implement any such price changes in amounts less than 7.5% of the prior price for the raw materials used by IPS.


                  (b) IPS Processing Aids shall be shipped to FF FOB IPS's plant, and title to and risk of loss shall pass to FF at the time the IPS Processing Aids are put in the possession of a carrier at IPS's plant. Shipping dates are approximate.

                  (c) IPS agrees to sell IPS Processing Aids to FF that are manufactured, packaged and labeled in conformity with federal, state, and local laws and regulations. IPS warrants that the IPS Processing Aids will conform to the specifications for IPS Processing Aids in effect from time to time and initially as set forth in Exhibit B hereto. If and only if FF complies with all aspects of the protocols and usage instructions and

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                           specifications provided by IPS, then the IPS
                           Processing Aids will help to maintain the integrity of each Licensed Product in accordance with the relevant specifications for such IPS Processing Aids. EXCEPT FOR THE WARRANTIES EXPRESSED IN THIS AGREEMENT, IPS MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED WITH RESPECT TO THE IPS PROCESSING AIDS AND IPS EXPRESSLY DISCLAIMS AND EXCLUDES ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                  (d) The standard terms and conditions used by IPS for the sale of IPS Processing Aids are attached hereto as Exhibit C, provided, however, that IPS may hereafter from time to time adopt other terms and conditions, which shall become applicable upon written notice to FF. The terms and conditions of this Agreement shall prevail notwithstanding any different, inconsistent or additional terms and conditions contained in any purchase order submitted by FF.

                  (e) At least forty-five (45) days prior to the beginning of each calendar quarter, FF shall provide to IPS in writing a three (3) months rolling forecast of FF's reasonably anticipated requirements for IPS Processing Aids for such upcoming quarter, to assist IPS in establishing and adjusting its production schedule for IPS Production Aids for such next upcoming calendar quarter (the "Quarterly Estimate"). In addition to the Quarterly Estimate, FF shall deliver to IPS a purchase order for each shipment of IPS Processing Aids listed in the Quarterly Estimate. FF shall continue to provide IPS with Quarterly Estimates and purchase orders for each calendar quarter during the Initial Term and any Extension Term of this Agreement. FF shall provide IPS with purchase orders for IPS Processing Aids at least thirty-five (35) days before FF desires to receive such order from IPS. At any time up to and including the date which is twenty (20) days before the date FF desires to receive IPS Processing Aids pursuant to such purchase order, FF may alter or cancel any such purchase order, with no premium or penalty, other than the resulting offset of the payments owing to IPS pursuant to this Agreement.

                  (f) Except in case of a violation of laws, IPS's only obligation for breach of the warranty set forth in this section shall be, at the election of FF, to replace the defective IPS Processing Aids at the FOB point stated herein or to give credit for such

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                           defective IPS Processing Aids in an amount equal to
                           the purchase price paid by FF. FF'S SOLE, COMPLETE AND EXCLUSIVE REMEDY IN CONNECTION WITH THE SALE OF IPS PROCESSING AIDS UNDER THIS AGREEMENT IS LIMITED TO REPLACEMENT OR CREDIT AS PROVIDED IN THIS SECTION. Replacement or credit will be given only after IPS's inspection of the goods and its agreement to the substantially defective condition. All claims for substantial defect shall be deemed waived unless made in writing delivered to IPS within ten (10) days after discovery of the substantial defect but in no event later than sixty (60) days from the date of shipment. All claims for damage and return due to causes other than substantial defect must be made within thirty (30) days from receipt of shipment. The exclusive and limited remedy of replacement or credit provided in this Section shall not fail of its essential purpose by reason of timeliness, causes beyond IPS's reasonable control, or FF's general business concerns or satisfaction. Any action for breach under this Section must be commenced by FF within one year after the cause of action has accrued.

                  (g) IPS shall not be responsible for any loss of or damage to FF's Processed Products from any cause whatsoever, except for the gross negligence or willful misconduct of IPS, its employees or agents; otherwise, IPS shall not indemnify nor be liable to FF, its assigns, successors or purchasers or to any person or entity for any claims, losses, expenses or judgments arising out of or resulting in any way from goods furnished under this Agreement where liability is premised upon any theory including, but not limited to warranty, negligence or strict liability. IPS's total, complete and exclusive liability hereunder shall be limited to replacement or credit as provided above or termination of this Agreement as provided below, and shall not exceed the value of the substantially defective goods furnished. IPS SHALL NOT BE LIABLE FOR LOSS OF PROFITS, DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR OTHER DAMAGES UNDER THIS AGREEMENT.

         4.2 During the Initial Term of this Agreement and any Extension Term, and subject to the provisions of this Agreement, IPS shall, at its expense, provide to FF the following technical assistance and support:

                  (a) Furnish to FF during the start-up phase of processing fresh cut Fuji apples, as and to the extent deemed necessary by IPS, custom protocol development, a distribution study to monitor the

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                           temperature and physical distribution characteristics
                           to which the apples are subject, evaluations of taste and appearance, the provision of microbiological data, field audits (expected to occur at least annually during the term of this Agreement) and monitoring (expected to be on a weekly basis) of the manufacturing process during the first 4-6 weeks of the start-up phase.


                  (b) Furnish to FF copies of selected Technical Information and provide engineering recommendations in connection therewith, including compliance with current Good Manufacturing Practices in Manufacturing, Packing or Holding Human Food ("GMP") issued by the U.S. Food and Drug Administration under 21 C.F.R. Part 110, related equipment information, material interior specifications, tooling requirements and drawings, final product test procedures, test equipment drawings, production routings and processes, quality control and inspection procedures and related equipment drawings (including, but not limited to, fresh cut apple process flow diagrams), lists of required materials and other components and their proportions in relevant manufacturing processes, and contractors to assist in the provision of the aforementioned support, all with respect to FF's ability to use, make and sell Licensed Products (collectively, "Engineering Support"), such Engineering Support to be provided through the period of exclusivity as defined in Paragraphs 2.2 and 2.3, above.


                  (c) Provide to FF Hazard Analysis and Critical Control Point ("HACCP") service, including sanitation audit and personnel training and any microbial testing in connection therewith, to commence on or about May 1, 1997, through the remaining term of this Agreement.


                  (d) Instruct FF's personnel in the art and science of processing the Licensed Products in order to best maintain the integrity of fresh-cut Fuji apple products (including a tour of a fresh cut produce processing facility for up to four members of FF's staff).



                  (e) Provide research and development resources, application technologies, assistance in the determination of the shelf-life of currently undeveloped pack sizes (specifically, packs weighing 4 ounces and 1 pound) and the configurations (shrink wrapped "clamshell" basket) to best preserve the fresh cut Fuji apples; assistance in the development of treatments and processes for specific fresh Fuji apple products, and under the direction of FF, testing, evaluating and recommending products to FF, including those that do not use or incorporate any of the Technical Information or are subject to any Valid Claims of a Licensed Patent or a Joint Patent, including, without limitation, expanding the Field of Use.



                  (f) IPS will use commercially reasonable efforts to assist FF in the evaluation and launch of fresh-cut apple varieties other than Fuji apples, such as Gala apples. To the extent that IPS and FF


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                           agree that apple varieties other than Fuji apples are
                           to be launched using IPS's Processing Aids for such other apple types, IPS and FF will enter into a separate agreement with respect to such other apple varieties, substantially in the form of this Agreement.


                  (g) In order to assist in FF's packaging of the fresh-cut Fuji apple products, IPS or its affiliate, Respire Films, Inc. ("Respire"), will, on a purchase order basis, supply Respire packaging film (bags or rollstock) to FF at a fair market price, as determined relative to the film/bag specifications, graphics and quantity necessary to meet FF's requirements. The price for such packaging will be no greater than that charged to any other purchaser of such packaging film, taking into account any differences in film/bag specifications, graphics or quantity ordered. Such purchase orders shall be negotiated on an arm's length basis by FF and Respire separate and apart from this Agreement. Before being used in connection with this Agreement, any non-Respire packaging film must be checked and validated by IPS scientists for performance with the IPS Apple system.



                                    ARTICLE V

                          ROYALTIES AND OTHER PAYMENTS


         5.1 In consideration of the grant of the License and other rights granted to FF by IPS under this Agreement, FF shall pay to IPS quarterly royalty payments equal to 3.0% of Net Sales of Licensed Products, commencing on the Effective Date; provided, however, that in no event shall such royalty payments equal less than $250.00 for the first quarter of 1997, $1,500.00 per quarter for the balance of 1997, 2,250.00 per quarter in 1998, and an additional $750.00 per quarter for each additional year thereafter in which this Agreement remains in effect (e.g., $3,000.00 per quarter for 1999, $3,750.00 per quarter for 2000, and so on). Thus, in 1997 this would equate to $50,000 of revenue to FF from Licensed Products per quarter, and based on a price range of $0.59 to $0.89 per pack, would equate to sales of 18,727-28,249 packs per month. Within ten (10) days after the end of each quarter, FF shall deliver to IPS a report stating the gross sales and Net Sales of Licensed Products, the number of pounds of IPS Processing Aids used in such quarter and the amount of royalties payable to IPS.


         5.2 In addition to the royalty payments set forth in Section 5.1 of this Agreement, FF shall make the following payments to IPS for Technical
Support:


                  (i) A fee of $15,000 for Engineering Support for the five month period beginning May 1, 1996 and ending on September 30, 1996. IPS and FF acknowledge that this fee shall be invoiced at the rate of $3,000 per month, of which May through September have already been rendered and paid;



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                  (ii)     FF will, upon written request from IPS, promptly
                           reimburse IPS for any direct expenses and out-of-pocket costs that arise in connection with IPS's provision of Engineering Support services, such costs to have been pre-approved by FF; and


                  (iii) Beginning on commencement of production by FF, and only during weeks when FF is in production for at least 10 hours (unless otherwise agreed by the parties), a weekly fee of $150 for HACCP services plus any additional charges for any microbial testing work that must be completed in connection with the provision of such HACCP services, payable in monthly installments.


         5.3 FF shall pay in full for all IPS Processing Aids purchased from IPS pursuant to Section 4.1 within thirty (30) days after the date of shipment from IPS to FF. FF also shall pay to IPS all royalties, Engineering Support fees and HACCP fees and any out-of-pocket costs accruing during each month as to costs and quarter as to royalties, within thirty (30) days after the end of each such period.

         5.4 All royalties, fees and charges payable by FF pursuant to this Agreement are net of applicable taxes, which taxes shall be the sole responsibility of FF, except taxes on IPS's net income; provided, however, that FF may withhold from its payments to IPS such amounts as are required by applicable law.

         5.5 All payments required to be made by FF to IPS under this Agreement shall be made by check payable to IPS or wire transfer to an account designated by IPS from time to time.

         5.6 FF shall have complete control of the processing and/or sale of the Licensed Products and the terms and conditions of such sale, including the pricing thereof, so long as they are made in good faith. The terms and conditions of sale customarily used by FF shall apply to all orders for and Net Sales of the Licensed Products. FF reserves the exclusive right to adjust, increase and/or change selling pricing and discount structures and other terms and conditions involving FF's sale and pricing of the Licensed Products.


                                   ARTICLE VI

                               REPORTS AND RECORDS

         6.1 FF shall maintain, and shall cause its Affiliates to maintain, such complete and accurate books and records as are necessary for the computation of the payments to be made hereunder. FF shall maintain the records necessary for these

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computations for each month for not less than three (3) years after such month.
IPS and its auditors shall have the right no more often than once per six-month period during the term of this Agreement, upon reasonable prior notice, to examine all of the books and records of FF and its Affiliates, relating to royalties and other payments accruing to IPS under this Agreement, during reasonable business hours and without unreasonable disruption of FF's business, for the purpose of verifying any computations made under this Agreement, such examination, subject to the next sentence, to be at IPS's expense. If, as a result of any such examination, IPS determines that, with respect to the period being examined, (i) there has been an underpayment of the aggregate amount of royalties and other payments which should have been paid, in excess of five percent (5%), FF shall reimburse IPS for the reasonable, documented cost of such examination and the reasonable, documented cost (including reasonable attorneys' fees), if any, of the recovery by IPS of such underpayment, or (ii) there has been an overpayment of royalties and other payments which should have been paid, the amount by which royalties and other payments have been overpaid shall promptly be returned to FF.


                                   ARTICLE VII

                               PATENT PROSECUTION


7.1 All proprietary rights (including without limitation, rights in and to the Technical Information, Patent Rights, copyrights and trade secret rights, in each case, relating to the Field of Use) necessary for, related to or arising in connection with the design, development, manufacture, and use of the Licensed Products, (i) developed, invented, discovered, owned or possessed by IPS on or prior to the date hereof or (ii) developed, invented, discovered, owned or acquired by IPS during the term of this Agreement, shall be the property of IPS, held and used, subject to the License granted to FF hereunder. As to any rights developed, invented or discovered jointly by IPS and FF during the term of this Agreement, the same shall be owned by both parties and shall be deemed to be Joint Patents. It is expected that FF will design, engineer, develop and create machines and production facilities which will apply the Patent Rights and the Technical Information and the Licensed Processes to the apples in order to produce Licensed Products. Any such machines and facilities designed, invented and built solely by FF and its agents shall belong exclusively to FF. If IPS wishes to use such inventions, then IPS and FF shall discuss and agree how this may occur on a case by case basis. IPS acknowledges that the design of the "clamshell" package was that of FF and IPS agrees not to promote this design to other processors of fresh-cut apples. If IPS wishes to promote such design actively, then IPS and FF shall agree on how this may occur on a case by case basis.


         7.2 Upon execution of this Agreement, the parties shall prepare a mutually agreed to listing of the respective proprietary rights of each party and of the proprietary rights held jointly by the parties. Said listing shall be attached hereto as Exhibit "D" and incorporated herein by reference. The parties shall by mutual agreement revise and update such Exhibit "D" not less frequently than every six (6) months. The parties have discussed and understand that (i) FF does not want to be forced, as a result of IPS dealing with third parties, to have to compete against the benefits of FF's own process engineering and trade secrets; and (ii) IPS does not want to be restricted by FF, except pursuant to this Agreement in the Territory during the term hereof in the Field of Use, in pursuing the IPS business plan and exploiting all IPS marketing opportunities in full. In recognition of these goals, the parties agree (a) to pay reasonable royalties to the other party whenever using or licensing jointly owned proprietary rights to third parties; and (b) that IPS will obtain the prior written consent of FF to the licensing of jointly owned proprietary rights to third parties by IPS only when such licensing involves the clamshell concept of approximately ten (10) snackpaks of approximately 3.5 oz. each in the Field of Use.


         7.3 Either party may wish to obtain patent protection for its exclusively owned rights, and both parties may wish to do so for the jointly owned rights. Whichever of the parties owns the underlying rights shall pay all costs and expenses necessary or appropriate to obtain patent protection for such rights in the United States and in other countries where patent protection is commercially justified. Each party shall execute and deliver and cause its employees to execute and deliver to the other party all documents requested which may be necessary in connection with the filing, prosecution, maintenance and enforcement of such patent protection.

         7.4 If either party becomes aware of any infringement of any of the Patent Rights or of the Joint Patents, it shall promptly notify the other in writing of all available details. IPS shall have the first right to bring suit against such infringers. If IPS elects not to bring such a lawsuit within six months of receipt of notice of such infringement, then FF shall have the right to pursue such action. In any proceeding brought by IPS, FF shall have the right to employ its own counsel, at its own expense and without right to reimbursement, if FF reasonably believes that IPS's defense of patent rights is insufficient. If IPS pays the expenses of such a lawsuit, any proceeds of such lawsuit shall first be used to reimburse IPS, on a dollar-for-dollar basis, for its out-of-pocket expenses of the lawsuit, including attorneys' fees, and the balance, if any, shall be divided equally between the parties. If FF pays the expenses of such a lawsuit, any proceeds of such lawsuit shall first be used to reimburse FF, on a dollar-for-dollar basis, for its out-of-pocket expenses of the lawsuit, including attorneys' fees, next against amounts that otherwise would have been payable by FF to IPS under Article V hereof, and the balance, if any, shall be retained in full by FF. If deemed necessary or desirable by counsel, the party not joining in such lawsuit may be joined as a nominal party plaintiff. The party bringing suit shall bear the legal expenses of the party involuntarily brought into the lawsuit. Settlement of any such lawsuit while the Licenses granted pursuant to Article II are exclusive shall require the written consent of both parties, otherwise it shall require the consent of only the party bringing the lawsuit.

         7.5 In any infringement suit which either party may institute against any third party to enforce the Patent Rights or the Joint Patents pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         7.6 Nothing contained in this Agreement shall be construed to convey any rights or proprietary interest in the Technical Information, Licensed Patents, Copyrights and Trade Secrets of FF, other than the specific rights granted under this license.


                                  ARTICLE VIII

                                PRODUCT LIABILITY

         8.1 FF shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold IPS, its officers, employees and Affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or arising from any obligation of FF hereunder.

         8.2 FF shall obtain and carry in full force and effect liability insurance which shall protect FF and IPS in regard to events covered by the foregoing paragraph.

         8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IPS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.


                                   ARTICLE IX

                                 EXPORT CONTROLS

         It is understood that the parties are subject to United

States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that their obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by FF that FF shall not export data or commodities to certain foreign countries without prior approval of such agency. IPS neither represents that a license shall not be required nor that, if required, it shall be issued.


                                    ARTICLE X

                                   WARRANTIES

         10.1 IPS represents and warrants to FF, as a material inducement for FF to enter into this Agreement, that:

                  (i) This Agreement, when executed and delivered by IPS, will be the legal, valid and binding obligation of IPS, enforceable against IPS in accordance with its terms;

                  (ii) IPS has not granted rights in the Territory, in or to the Patent Rights or the Licensed Process to any person other than FF;

                  (iii) IPS does not have any knowledge that any of the Patent Rights or the Licensed Process infringes the proprietary rights of any Third Party;

                  (iv) the IPS Processing Aids, Patent Rights and Licensed Process comply with all requirements, rules and regulations of the United States Department of Agriculture, the Food and Drug Administration, the State of California, and all other governmental bodies having jurisdiction; and

                  (v) IPS does not have any knowledge of any patent or other proprietary technology of IPS other than the Patent Rights, the Licensed Process, and the Technical Information which would be required to make, have made, use and sell the Licensed Products; provided, however, that IPS gives no representation or warranty that any patent application or potential patent application within the Patent Rights will be granted or, if granted, that any such patent will be valid.

         10.2 FF represents and warrants to IPS, as a material inducement for IPS to enter into this Agreement, that:

                  (i) FF is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to execute, deliver and perform this Agreement;

                  (ii) this Agreement, when executed and delivered by FF, will be the legal, valid and binding obligation of FF, enforceable against FF in accordance with its terms and does not conflict with any material agreement to which FF is a party; and

                  (iii) FF does not have any knowledge that any of the processes or materials it uses infringes the proprietary rights of any Third Party.


                                   ARTICLE XI

                                 CONFIDENTIALITY

         11.1 The Technical Information and any information disclosed by IPS to FF, or by FF to IPS (respectively the "Disclosing Party" and the "Receiving Party"), pertaining to the respective business of IPS or FF, including customer lists, contractor lists, marketing methods and plans, sources of supply and suppliers, cost information, pricing information, and the identities of IPS's or FF's customers shall be treated by the Receiving Party as confidential information (collectively, the "Confidential Information").

         11.2  The Receiving Party will use its best efforts:

                  (i) To prevent the disclosure of the Confidential Information to any Third Party, except as otherwise permitted pursuant to this Article XI;

                  (ii) not to use the Confidential Information for any commercial purpose other than pursuant to this Agreement;

                  (iii) not to disclose the Confidential Information to its officers, employees, contractors, agents or representatives other than:

                                    (1)     attorneys, accountants and such of
                                            its officers and employees who are
                                            directly concerned with the
                                            evaluation, production and sale of
                                            the Licensed

                                            Product and, except for such
                                            attorneys and accountants, who are
                                            bound to Receiving Party by
                                            confidentiality obligations no less
                                            restrictive than the terms hereof;
                                            and

                                    (2)     independent contractors, agents or
                                            representatives bound to Receiving
                                            Party by a confidentiality
                                            obligation no less restrictive than
                                            the terms hereof, and provided that
                                            (A) Receiving Party takes reasonable
                                            precautions to assure that such
                                            disclosure is limited to such
                                            officers or employees of such
                                            independent contractors, agents or
                                            representatives who reasonably
                                            require the same in order to
                                            properly fulfill their duties to the
                                            independent contractors, agents or
                                            representatives and who themselves
                                            are bound to them by such a
                                            confidentiality obligation, and (B)
                                            Receiving Party notifies Disclosing
                                            Party of the identity of such
                                            independent contractor, agent or
                                            representative.

         11.3 Notwithstanding the foregoing, Receiving Party shall not have any obligation to maintain the confidentiality of any information:

                  (i) Which is developed by Receiving Party in the course of work entirely independent of any disclosure made hereunder or the subject matter of this Agreement;

                  (ii) which Receiving Party receives from another party who has the right to disclose the same;

                  (iii) which is or becomes published or otherwise publicly available without the fault of Receiving Party;

                  (iv) which is already in the possession of Receiving Party as of the date hereof; or

                  (v) which is disclosed in connection with Receiving Party's exercise of its rights under, or in a dispute regarding, this Agreement.

         11.4 Upon the termination of this Agreement, Receiving Party shall, within thirty (30) days of Disclosing Party's written request, return or destroy all materials, copies and extracts that contain any Confidential Information pursuant to this Article XI.

         11.5 Receiving Party acknowledges and agrees that a breach by Receiving Party of the covenants contained in this Article XI would cause Disclosing Party irreparable harm and that the extent of damages to Disclosing Party would be impossible to ascertain and that there is and will be available to Disclosing Party no adequate monetary damages or other remedy at law to compensate it in the event of any such breach. Consequently, Receiving Party agrees that in the event of a breach of any such covenant, in addition to any other relief to which Disclosing Party is or may be entitled, Disclosing Party shall be entitled, as a matter of course, to an injunction or other equitable relief, including the remedy of specific performance, to enforce any or all of such covenants by Receiving Party and its employees, agents or any of them.


                                   ARTICLE XII

                                NON-USE OF NAMES

         12.1 Neither party shall use the names of the other party nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without the prior written consent obtained from the other party in each case, except that FF may state that it is licensed by IPS under one or more of the patents and/or applications comprising the Patent Rights.

///

///

///


                                  ARTICLE XIII

                                   TERMINATION

         13.1 This Agreement shall terminate prior to the end of the Initial Term or any Extension Term upon the occurrence of any of the following events:

                  (i)      If either party shall cease to carry on its business;

                  (ii)     if either party is subject to a Bankruptcy Event; or

                  (iii) upon notice from one party to the other after an event of force majeure has been in effect for six (6) months or longer.

         13.2 Should FF fail to pay IPS royalties or other payments due and payable hereunder, IPS shall have the right to terminate this Agreement on thirty (30) days' notice, unless FF shall pay IPS within the thirty (30) day period, all such royalties or other payments and interest due and payable. Upon the expiration of the thirty (30) day period, if FF shall not have paid all such payments, royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

         13.3 Upon any material breach or default of this Agreement by either party, other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any other material breach or default referred to in this Paragraph 13.3, the other party shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days notice to the defaulting party. Such termination shall become effective unless the defaulting party shall have cured any such breach or default prior to the expiration of the ninety (90) day period.

         13.4 FF shall have the right to terminate this Agreement at any time on six (6) months' notice to IPS, and upon payment of all amounts due IPS through the effective date of the termination.

         13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. FF and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that FF shall pay to IPS the royalties thereon as required by Article V of this Agreement and shall submit the reports required by Article VI hereof on the sales of Licensed Products.

         13.6 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from IPS.


                                   ARTICLE XIV

                                    INSURANCE

         14.1 FF shall maintain property, personal injury, and product liability insurance coverage in commercially reasonable amounts. In discharge of the above, FF will obtain and thereafter maintain product and general liability insurance in the amount of at least Two Million Dollars ($2,000,000) per occurrence with a deductible of not more than $25,000 per occurrence, together with an umbrella general and product liability insurance policy for amounts in excess of such limits, in the amount of Three Million Dollars ($3,000,000), against damage to or destruction of property and injury to or death of individuals and against such other risks as FF may reasonably determine, arising out of or in connection with any use, manufacture or sale of Licensed Products. Any such insurance shall be issued by an insurer rated A or better by A.M. Best & Co. FF will furnish IPS upon request written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with these requirements.


                                   ARTICLE XV

                               DISPUTE RESOLUTION

         15.1 This Agreement shall be deemed to have been made and entered into in the State of California, and it shall be construed according to the local, domestic law of California without regard to conflict of law principles. Any claim, controversy or dispute arising out of or relating to this Agreement or any interpretation or breach thereof or performance thereunder, including without limitation any dispute concerning the scope of this arbitration provision, shall be settled by submission to final, binding and non-appealable arbitration ("Arbitration") for determination, without any right by any party to a trial de novo in a court of competent jurisdiction, after a twenty-five (25) calendar day waiting period (the "Waiting Period"). During the Waiting Period, the parties shall work reasonably and in good faith and shall use their best efforts to amicably resolve the claim, controversy or dispute. The Arbitration and all prehearing, hearing, post-hearing arbitration procedures, including those for Disclosure and Challenge, shall be conducted in accordance with the Commercial Arbitration Rules (the "Commercial Rules") of the American Arbitration Association (herein referred to as the "Association") in San Francisco, California, as supplemented by the procedures set forth in Exhibit E attached hereto.


                                   ARTICLE XVI

                              PAYMENTS AND NOTICES

         16.1 Any notice, payment, or communication required or permitted under this Agreement shall be made in writing and shall be deemed given if and when delivered personally or by an overnight delivery service such as Federal Express or three days after being deposited in the U.S. mail by certified or registered mail, return receipt requested, postage prepaid, or telecopied with confirmation of receipt and a hard copy delivered as described above, addressed as follows:

                                    If to FF:

                                    Farmington Fresh
                                    7735 South State Route 99
                                    West Frontage Road
                                    Stockton, California  95206
                                    ATTN:  President

                                    Telephone:  (209) 983-9700

                                    Fax:  (209) 983-1825



                                    If to IPS:

                                    Integrated Produce Systems, Inc.
                                    2 International Plaza, Suite 245
                                    Philadelphia, PA  19113
                                    ATTN:  President

                                    Telephone:  (610) 521-4400

                                    Fax:  (610) 521-5985

or to such other address as any party may from time to time duly specify by notice given to the other party in the manner specified above.


                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

         17.1 Relationship of Parties. Nothing contained in this Agreement shall create a joint venture or partnership between the parties. FF shall be an independent contractor in performing its obligations hereunder. Neither party shall be liable for any of the debts or obligations of the other and neither party shall have any authority or right to act for or incur any liability of any kind, express or implied, in the name of or on behalf of the other party.

         17.2 Survival of Provisions. The obligations of the parties undertaken pursuant to Article V through XII, inclusive, of this Agreement shall survive the termination of this Agreement.

         17.3 Successors and Assigns. This Agreement and the rights hereunder may not be assigned by FF, whether by operation of law or otherwise, but may be assigned by IPS in connection with a sale of substantially all of the assets of IPS or to any Affiliate of IPS, provided that the obligations of the assignor are assumed by the assignee thereof.

         17.4 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns.

         17.5 Force Majeure. Neither party shall be liable for any loss, damage, detention, or delay resulting from causes beyond its reasonable control or resulting from acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, priorities, allocations, fires, floods, epidemics, quarantine restrictions, strikes, labor disputes, freight embargoes, unusually severe weather, insurrection or riot, damages or shortages in transportation, or inability due to causes beyond its reasonable control to obtain necessary labor, materials, or manufacturing facilities; provided, however, that if an event of force majeure prevents either party from fulfilling its obligations under this Agreement for a period of six months or longer, then the other party shall have the right, but not the obligation, to terminate this Agreement.

         17.6 Entire Agreement; Amendments. This Agreement and all exhibits hereto contain the entire agreement and understanding of the parties relating to the subject matter hereof, and merge and supersede all prior discussions, agreements and understandings of every nature between them relating to the subject matter hereof. This agreement may not be changed or modified, except by an agreement in writing signed by an authorized officer of the party hereto against whom the same is sought to be enforced.

         17.7 Waiver. Any delay or forbearance by either party in exercising any right hereunder shall not be deemed a waiver of that right.

         17.8 Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it (them) enforceable.

         17.9 Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

         17.10 Gender; Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, any other gender, masculine, feminine or neuter, as the context requires.

         17.11 Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or holiday.

         17.12 Third Party Beneficiaries. Notwithstanding anything to the contrary contained herein, no provision of this Agreement is intended to benefit any party other than FF and IPS and their successors and assigns, and shall not be enforceable by any other party.

         17.13 Further Assurances. After the date hereof, at the request of IPS and at IPS's expense, FF shall execute and deliver to IPS or cause to be executed and delivered to IPS, such further instruments of conveyance and transfer and take such other actions as IPS may reasonably require to perfect IPS's title to the Licensed Rights, as contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.

FARMINGTON FRESH                            INTEGRATED PRODUCE SYSTEMS, INC.
A California Corporation                    A Pennsylvania Corporation




By:/s/ David N. Rajkovich                   By:/s/ Paul L. Devine
   --------------------------                  --------------------------------

Name: David N. Rajkovich                    Name: Paul L. Devine
   --------------------------                  --------------------------------

Title: President                            Title: President
   --------------------------                  --------------------------------

Date: April 18, 1997                        Date: April 29, 1997
   --------------------------                  --------------------------------

                                  EXHIBIT "A"




                         LISTING OF IPS "PATENT RIGHTS"




                                      NONE

[IPS LOGO]
[INTEGRATED PRODUCE SYSTEMS, INC. LETTERHEAD]
--------------------------------------------------------------------------------



July 23, 1997

Dave Rajkovich
President
Farmington Fresh
P.O. Box 30667
Stockton, CA 95213

Dear Dave:

By way of this letter, Integrated Produce Systems, Inc.(TM) is notifying you that Exhibit "A" in the Fuji/Granny Smith License Agreement dated April, 1997, has be updated. The Listing of IPS "Patent Rights" in Exhibit "A" has changed from "none" to "pending". We will update you as to the status of the patent periodically.

Please let me know if I can be of any further help.

Sincerely,

/s/ Karen Penichter
----------------------------------

Karen Penichter
Vice President, Sales

cc: Mr. Pat McCarty, Mr. Paul Devine, Mr. Keith Neal, Mr. Rudy Bilawski

                                  EXHIBIT "B"


                     SPECIFICATIONS FOR IPS PROCESSING AIDS

                    [INTEGRATED PRODUCE SYSTEMS, INC. LOGO]

IPS's Apple System(TM) is a proprietary processing aid composed of FDA GRAS ingredients and a complimentary application technology. The Apple System(TM) is designed to maintain the quality of fresh-cut or minimally processed apples. The processing aids in IPS's Apple System(TM) are variety and application specific. The processing aid is part of a systems approach which takes into account raw material, packaging, process control, and the other variables affecting product quality.

TYPICAL ANALYSIS


VISUAL - a white free-flowing powder

SOLUBILITY - readily soluble in water at 50F and above

pH - typically at 2.2 to 2.8 when used according to protocol

ASSAY - Assays at 96.3 plus or minus 1.0% Purity of active ingredients by AOAC HPLC procedures


MODE OF ACTION


IPS's Apple System(TM) is a synergistic combination of an application specific processing aid and packaging system. The System is designed to inhibit browning and to maintain the natural colors, taste and texture of the fresh sliced apple. The inhibition of browning is achieved, during processing, by making non-reactive the complexed intermediates which are responsible for the browning.


LABELING REQUIREMENTS

All ingredients in IPS's processing aid are GRAS (Generally Recognized as Safe) according to the FDA's Code of Federal Regulations. When used in accordance with prescribed processing protocols, the use of IPS's Apple System(TM) does not have to be reflected on the packaged product.

                                  EXHIBIT "C"



                              IPS PROCESSING AIDS
                          TERMS AND CONDITIONS OF SALE

         INTEGRATED PRODUCE SYSTEMS, INC. TERMS AND CONDITIONS OF SALE

These terms, conditions and instructions shall apply to all sales of processing aids (the "products") by Integrated Produce Systems, Inc, ("Seller") to you ("Buyer") from the date of your receipt of these terms, whether received by mail, by telephone, or by electronic means until such time as you have received a revised edition of these terms and conditions or other notice from Seller of their revocation.

         PLEASE RETAIN THIS DOCUMENT IN YOUR FILES FOR FUTURE REFERENCE.

1. ACCEPTANCE. No order for products shall be binding upon Seller until customer credit is approved and until accepted in writing by an authorized Seller representative. Buyer shall be deemed to have agreed to all terms and conditions of sale in effect at the time Buyer submits its order to Seller and to any special terms and conditions contained in any quotations and acknowledgement or other writing signed by an authorized representative of Seller. Buyer shall also be deemed to have agreed to all changes or additions to such terms and conditions which become effective subsequently, and prior to Seller's acceptance of Buyer's order unless Buyer notifies Seller in writing to the contrary within 5 working days after Buyer receives notification of the new or changed conditions, in which case the Buyer's order shall be deemed canceled.

2. INTERPRETATION. These terms and conditions supersede all terms and conditions (printed or otherwise) on the purchase order form of Buyer and all other inconsistent terms submitted by Buyer prior to acceptance of the order by Seller. This writing is intended by the parties as a final expression of their agreement and is intended also as a complete and exclusive statement of the terms and conditions of their agreement, which can be modified or rescinded only in writing signed by both parties. Failure of Seller to object to the provisions contained in any order or other communication from Buyer (including but not limited to penalty clauses) shall not be construed as a waiver of these terms and conditions of sale nor an acceptance of any terms or conditions of Buyer. The acceptance of all orders shall be deemed to be contracts entered into in the Commonwealth of Pennsylvania and shall be construed in accordance with the substantive laws of Pennsylvania. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the agreement between Buyer and Seller.

3. PRICES AND QUOTATIONS. Sales of products shall be at the prices stated in the price quotation and shall be firm for 30 days from the date of quotation and are thereafter subject to change until Seller accepts the order. Prices in any price list or other literature are not offers to sell and are subject to confirmation by Seller. No quotation is assignable by Buyer without the prior written consent of Seller.

4. PAYMENT. Payment terms for all orders are net 30 days from the invoice date. Seller has the right to charge a late charge of 1 1/2% per month on all unpaid amounts from the due date until paid; provided, however, that the rate of the late charge shall not exceed the highest applicable rate allowed by Pennsylvania law. Receipt of any check or other commercial paper shall not constitute payment until Seller shall have received in cash the full amount thereof. In the event that payment for shipped products is not promptly made when due; or in the event that the credit or the financial responsibility of Buyer becomes impaired or unsatisfactory to Seller, Seller reserves the right to demand cash or satisfactory security before making shipments. Upon the failure of Buyer to provide cash or satisfactory security to fully satisfy Seller's demands, Seller reserves the right to discontinue making shipments and to cancel the sale, or any part of the sale, thereby terminating all obligation on the part of Seller for delivery of the products, or any part of the products sold.

5. SHIPPING AND RISK OF LOSS; SECURITY INTEREST. Unless otherwise agreed, all sales shall be F.O.B., Seller's plant of manufacture. Delivery of products to a carrier at Seller's plant shall constitute delivery to Buyer and Buyer assumes all risk for subsequent loss or damage. Buyer is responsible for all transportation, delivery, and insurance costs incurred in connection with the delivery of the products to the designated site.

6. TAXES AND OTHER CHARGES. In addition to prices quoted or invoiced, Buyer shall pay or reimburse Seller for its payment of any manufacture tax, retailers' occupation tax, use tax, sales tax, excise tax, duty, custom, inspection or testing fee, or other tax, or other charge of any nature whatsoever, imposed by governmental authority, on or measured by any transaction between Seller and Buyer.


7. LIMITED WARRANTY. From the date of shipment, Seller warrants the products manufactured by it to be free from defects in material and workmanship for a period of three months.


Seller's sole and exclusive obligation and Buyer's sole and exclusive remedy hereunder for breach of this limited warranty is expressly limited, at the Seller's option, to replace the defective products at the F.O.B. point stated herein or to give credit for such defective products in an amount not to exceed their purchase price, provided: (i) Buyer reports the defect to Seller in writing and provides a description of the defective product and complete information about the manner of its discovery within 10 days of its discovery and in no event later than 60 days from the date of shipment; (ii) Seller has the opportunity to investigate the reported defect and determines the defect arises from faulty material or workmanship; and (iii) if deemed appropriate by Seller, Buyer returns the affected product to a location designated by Seller.


The limited warranty set forth above shall not apply to (i) products repaired or altered by any others than Seller so as, in Seller's opinion, to have adversely affected the product, (ii) products subjected to negligence, accidents or damage by circumstances beyond Seller's control, or (iii) products subjected to improper storage or other than normal use or service. Seller's sole and exclusive obligation hereunder shall be limited to the replacement of the defective portion of the product or credit therefor as provided above. In no event shall any claim for a breach of this limited warranty be made later than 1 year after the cause of action has accrued. This reduced statute of limitations shall supersede any contrary statute of limitations established at law and is included herein with the mutual agreement of Buyer and Seller. THE LIMITED WARRANTY SET FORTH ABOVE IS EXCLUSIVE AND IS IN LIEU OF ALL OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. SELLER MAKES NO OTHER EXPRESS OR IMPLIED WARRANTY, STATUTORY OR OTHERWISE, CONCERNING PRODUCTS SUPPLIED UNDER THESE TERMS AND CONDITIONS OR ANY AGREMENT TO WHICH THEY APPLY. TECHNICAL ADVICE AND STATEMENTS AND RECOMMENDATIONS RELATED THERETO ARE FURNISHED AS AN ACCOMMODATION TO BUYER. SELLER ASSUMES NO LIABILITY FOR TECHNICAL ADVICE AND BUYER ACCEPTS SUCH ADVICE AND STATEMENTS AT BUYER'S SOLE RISK.

8. LIMITATION OF LIABILITY. In addition to the limitations of Seller's liability set forth in Section 7 above, the following limitations are also applicable:

Seller shall defend Buyer in any suit or proceeding based on a claim that the Seller's products infringe any United States patents if: Buyer notifies Seller within 15 days after notice of possible infringement and gives Seller the authority, information, and assistance (at Seller's expense) for the defense of the suit. If Buyer's use of the products is enjoined in such a suit, Seller shall, at its option: (i) procure for Buyer the right to continue using the products; (ii) modify the products to render them non-infringing; (iii) replace the products with non-infringing products; or (iv) refund the purchase price paid by Buyer. Seller will not be responsible for any compromise or settlement made without its written consent.

No products shall be returned without Seller's express authority and all claims, except for claims under Section 7, must be made within 30 days after delivery of the products and failure to do so shall constitute a waiver by Buyer of any such claims. Seller reserves the right to charge a restocking fee for any products it permits Buyer to return. Unless otherwise provided in an agreement between the Buyer and the Seller, Seller has no knowledge as to trademark or patent rights that third parties may claim in the products. Consequently, Seller makes no warranty whatsoever with respect to the freedom of the products from claims of infringement by third parties arising from trademark, patent or other property rights in the products covered.

SELLER SHALL NOT INDEMNIFY NOR BE LIABLE TO BUYER, ITS ASSIGNS, SUCCESSORS OR PURCHASERS OR TO ANY PERSON OR ENTITY FOR ANY CLAIMS, LOSSES, EXPENSES OR JUDGMENTS ARISING OUT OF OR RESULTING IN ANY WAY FROM PRODUCTS FURNISHED HEREUNDER WHERE LIABILITY IS PREMISED UPON ANY THEORY INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY. SELLER'S TOTAL, COMPLETE AND EXCLUSIVE LIABILITY HEREUNDER SHALL BE LIMITED TO REPLACEMENT OR CREDIT AS PROVIDED ABOVE AND SHALL NOT EXCEED THE PURCHASE PRICE RECEIVED BY SELLER FOR THE PRODUCTS IN RESPECT OF WHICH THE CLAIM IS MADE. SELLER SHALL NOT BE LIABLE FOR LOST PROFITS, INTERRUPTION OF BUSINESS, INJURY TO PERSONS OR PROPERTY OR SPECIAL, DIRECT OR INDIRECT, OR CONSEQUENTIAL DAMAGES, OR INCREASES IN COST OF OPERATION. THE PARTIES EXPRESSLY AGREE THAT THE LIMITATIONS SET FORTH HEREIN ARE AGREED ALLOCATIONS OF RISK AND SHALL SURVIVE THE DETERMINATION OF ANY COURT OF COMPETENT JURISDICTION THAT ANY REMEDY PROVIDED HEREIN FAILS OF ITS ESSENTIAL PURPOSE.

9. REMEDIES. In addition to Seller's remedies set forth herein or otherwise available to it at law, if Buyer fails to make any payment when due, Seller shall be entitled to: (i) offset the overdue amount against any other funds of Buyer in Seller's custody; (ii) terminate Seller's obligations under these terms and conditions and treat this agreement as if canceled by Buyer; (iii) delay manufacture or delivery of all or part of the products sold to the Buyer under this or any other agreement between Buyer and Seller; and/or (iv) recover or require Buyer to return forthwith, at Buyer's expense (including proper insurance with respect thereto), all products and other material which Seller provided to Buyer and with respect to which Buyer failed to make timely payment.

10. FORCE MAJEURE. Seller shall not be held responsible or liable for any loss or damage resulting from a delay in the delivery of the products or any failure to perform its obligations to Buyer if the causes of such delay or failure are attributable to acts of God or of the public enemy, acts of the government in either its sovereign or contractual capacity, acts of the Buyer, priorities, allocations, inability to obtain, at reasonable prices, utilities or operating materials or machinery, or due to lock out or other labor dispute, strikes, fires, floods, explosions, earthquakes, insurrection or riot, embargoes, epidemics, quarantine restrictions, unusually severe weather, litigation or other private or public proceedings, or other causes beyond the reasonable control of Seller. In the event any delay occurs because of these causes, the date of delivery shall be extended by at least the period of time attributable to the delay.

11. DISPUTE RESOLUTION. Any claim, controversy or dispute arising out of or relating to the agreement between Buyer and Seller or any interpretation or breach thereof or performance thereunder, including without limitation any dispute concerning the scope of this arbitration provision, shall be settled by submission to final, binding and non-appealable arbitration ("Arbitration") for determination, without any right by any party to a trail de novo in a court of competent jurisdiction, after a 25 calendar day waiting period (the "Waiting Period"). During the Waiting Period, the parties shall work reasonably and in good faith and shall use their best efforts to amicably resolve the claim, controversy or dispute. The Arbitration and all pre-hearing, hearing, post-hearing arbitration procedures, including those for Disclosure and Challenge, shall be conducted in accordance with the Commercial Arbitration Rules (the "Commercial Rules") of the American Arbitration Association (herein referred to as the "Association") in Philadelphia, Pennsylvania, as supplemented by Buyer and Seller in any other agreement between the parties concerning the subject matter hereof.

12. MISCELLANEOUS. These terms and conditions shall insure to the benefit of and shall be binding upon the heirs, successors, and assigns of the parties hereto. Buyer shall not assign its duties and obligations hereunder without Seller's prior written consent. In case of any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision hereof, and such provision(s) shall be deemed modified to the extent necessary to make it (them) enforceable. All days shall be counted to computing the number of days hereunder. Buyer hereby expressly agrees that in making sales of products that use in any manner the Seller's products, Buyer will be bound by and comply with all federal, state, local laws, ordinances or regulations applicable. Buyer agrees to indemnify Seller against loss or damage resulting from Buyer's breach of, or failure to comply with, any of the provisions of this agreement or any such laws, ordinances or regulations. Section headings used herein are for convenience only; they form no part of these terms and shall not affect their interpretation.

                                                                      08/17/96

                                   EXHIBIT "D"
                          PROPRIETARY RIGHTS OF PARTIES



FARMINGTON/EPL DEVELOPMENTS:




   FARMINGTON                        EPL/IPS                     JOINT               PUBLIC DOMAIN
   ----------                        -------                     -----               -------------
Trade Secrets                  Apple Fresh formula                                   Bin Dumpers

Diptank:                       Apple Fresh Protocol                                  Apple washers
                               -how to make up solution
-take off system               -solution monitoring                                  Conveyors
-water screen                  -solution dispensing
-sump                          -solution concentration                               Dewatering systems

Plant Layout and               Apple Raw Material Specs                              Atlas Pacific
Design (including                                                                    Corer, peeler,
blueprints)                    Technical Knowledge:                                  slicer
                               -Concept to minimize
Conveying system to             bruising during dump,                                General Diptank
packaging                       conveying & packout                                  design
                               -Apple sanitation procedures
Flume system to                                                                      Plant
inspection stations            -methods of minimizing slice                          Construction:
                                browning (i.e. seed cell
Clamshell Concept:              removal)                                             -Materials
approximately 10               -process holding time                                 -Walls
snackpaks of                   -Apple inspection points                              -Floors
approximately 3.5 oz.          -conveying/rinse system for the
                                slices including spray rate,
Sleeve Concept:                 volume, when to rinse
A rigid clipboard
band containing 4 to            Dip Tank conveying system
6 3.5 oz. snack paks
with a self adhesive            Processing room temperature
interior surface.               profiles

Marketing of above              Respire Film:  G-80
Clamshell concept and
sleeve concept.                 Stability regime and method of
                                evaluation
Packaging Graphics
and design                      Trademarks:

Packout Machine                 -IPS Apple Fresh
modifications                   -IPS Apple System
                                -Respire
Trademarks:

Farmington Fresh
Apple Bites


                                   EXHIBIT "E"




                             ARBITRATION PROCEDURES

         a. Following the Waiting Period, the party seeking Arbitration shall give notice of a demand to arbitrate (herein referred to as the "Demand") to the other party and to the Association. The Demand shall include (i) the issues to be determined, (ii) a copy of this arbitration provision, and (iii) to the extent the parties cannot agree on a single arbitrator, the designation of one arbitrator, who shall have no prior or existing personal or financial relationship with the designating party.

         b. Within thirty (30) days after receipt of the Demand, the other party shall give notice (herein referred to as the "Response") to the party that demanded arbitration, and to the Association, of (i) any additional issues to be arbitrated, (ii) its answer to the issues raised by the party that sent the Demand, and (iii) its designation of a second arbitrator, who shall have no prior or existing personal or financial relationship with the designating party.

         c. If a Response designating a second arbitrator is not received within the above-mentioned thirty (30) day period, the Association shall immediately designate the second arbitrator.

         d. The two arbitrators as designated pursuant to the foregoing provisions shall then designate a third arbitrator within ten (10) days after the designation of the second arbitrator. If the two arbitrators cannot agree on the designation of the third arbitrator within the ten (10) day period allocated, the Association shall designate the third arbitrator.

         e. The arbitration panel as designated above shall proceed with the Arbitration by giving notice to all parties of its proceedings and hearings in accordance with the Association's applicable procedures. Within fifteen (15) days after all three arbitrators have been appointed, an initial meeting among the arbitrators and counsel for the parties shall be held for the purpose of establishing a plan for administration of the Arbitration, including:

                  (i)      definition of issues;

                  (ii) scope, timing and type of discovery, which may at the discretion of the arbitrators include production of documents in the possession of the parties, but may not, without the consent of the parties, include depositions;

                  (iii) exchange of documents and filing of detailed statements of claims and prehearing memoranda;

                  (iv)     schedule and place of hearings; and

                  (v) any other matters that may promote the efficient, expeditious and cost-effective conduct of the proceeding.

The substantive law of the State of California shall be applied by the arbitrators to the resolution of the dispute, provided that the arbitrators shall base their decision on the express terms, covenants and conditions of this Agreement. The arbitrators shall be bound to make specific findings of fact and reach conclusions of law, based upon the submissions and evidence of the parties, and shall issue a written decision explaining the basis for the decision and award.

         f. The parties agree that the arbitrators shall have no power to alter or modify any express provision of this Agreement or to render any award which, by its terms, effects any such alteration or modification.

         g. Upon written demand to any party to the Arbitration for the production of documents and things (including computer disc and data) reasonably related to the issues being arbitrated, the party upon which such demand is made shall promptly produce, or make available for inspection and copying, such documents or things without the necessity of any action by the arbitrators, provided, however, that no such demand shall be effective if made more than ninety (90) days after the receipt of the Response.

         h. Subject to the limitations imposed by subsection (f), the arbitrators shall have the power to grant any and all relief and remedies, whether at law or in equity, that the courts in the State of California may grant and such other relief as may be available under the Commercial Rules, other than punitive damages. Any award of the arbitrators shall include pre-award and post-award interest at a rate or rates considered just under the circumstances by the arbitrators. The decision of the arbitrators shall be final and as an "award" within the meaning of the Commercial Rules and judgment upon the arbitration award may be entered in the United States District Court for the Northern District of California ("San Francisco District Court") or any other court having jurisdiction, as if it were a judgment of that court. The parties to this Agreement expressly consent to the jurisdiction of the Association, including, without limitation, reasonable attorney's fees and the parties waive any objection they may have as to jurisdiction and venue regarding the San Francisco District Court.

         i. The party which does not prevail in the Arbitration shall be responsible for all fees and expenses incurred in connection with the Arbitration, including, without limitation, reasonable attorney's fees.

         j. Notwithstanding the foregoing, the parties specifically reserve the right to seek a temporary judicial restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitration tribunal the right to make a final determination of the parties' rights, including whether to make permanent or dissolve such court order. No party shall bring a civil action seeking enforcement or any other remedy founded on this Agreement.